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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER

(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 | | Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       |_| Form N-SAR

     For Period Ended:     June 30, 2004                                                            -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
                                       Clubhouse Videos, Inc.
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Former Name if Applicable
                                             N/A
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Address of Principal Executive Office (Street and Number)
                                       2005 Tree Fork Lane
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City, State and Zip Code
                                       Longwood, FL  32750
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K | or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  |X|   (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

Because of certain unavoidable delays upon management, Registrant's independent accountants have not been able to complete financial statements material to the report on Form 10-QSB.





                                                                                                  (Attach Extra Sheets if Needed)



                                                                                                              SEC 1344 (6/94)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    J. Bennett Grocock, Esq.                                  (407)                                      992-1101
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes [_] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                                        Clubhouse Videos, Inc.
                                        ----------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:        August 16, 2004                                                    By:   /s/  David Mouery
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION--------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal
             Criminal Violations (See 18 U.S.C. 1001).
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                        RICHARD L. BROWN & COMPANY, P.A.
                          Certified Public Accountants
                       1810 South MacDill Avenue, Suite 3
                                 Tampa, FL 33629
                              Phone: (813) 258-0338
                               Fax: (813) 258-1773



                                                                 August 16, 2004

Mr. David Mouery, President
Clubhouse Videos, Inc.
2005 Tree Fork Lane
Longwood, Florida  32750


Dear Mr. Mouery:

      We are unable to conclude our review of the accounts of the company by August 16, 2004. We closed our offices on Thursday afternoon, August 12, 2004, because it appeared Hurricane Charlie was headed for the Tampa Bay area. We were able to open our offices on Monday, August 16, 2004, and concluding our review will take a short period of time.

     If I can provide any additional information, please let me know.



Sincerely,


/s/  Richard L. Brown
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     Richard L. Brown